Exhibit 3.11

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

SPARDEE’S REALTY, INC.

Pursuant to § 10-2B-10.03 of the Code of Alabama (1975), Spardee’s Realty, Inc., an Alabama corporation (the “Corporation”), hereby adopts this Restated Articles of Incorporation and certifies as follows: (a) the Corporation’s board of directors have adopted and approved said Restated Articles of Incorporation by unanimous consent; (b) the number of shares of the Corporation outstanding at the time of such adoption was 20,000 shares of common stock; and the number of shares entitled to vote thereon was 20,000 shares of common stock, all of which were represented when such action was taken; (c) the common stock of the corporation constitutes the only voting group entitled to vote on the amendment; (d) the number of shares voted for such amendment was 20,000 shares of common stock; and no shares were voted against such amendment; and (e) the text of this Restated Articles of Incorporation is as follows:

FIRST: The name of the Corporation is Spardee’s Realty, Inc.

SECOND: The period of its duration is perpetual.

THIRD: The purposes for which the Corporation is organized are as follows:

(a) To acquire and own land, improvements and personalty comprising certain Hardee’s Restaurants (the “Hardee’s Units”) and to lease such Hardee’s Units to Flagstar Enterprises, Inc., an Alabama corporation.

(b) To render to others, and to engage in the business of rendering to others, consulting, advisory, administrative, industrial engineering, accounting, bookkeeping and other services of every nature, kind and character, which a corporation may legally render;

(c) To engage in any industrial, manufacturing, mining, mercantile, trading, agricultural, service, or other lawful business of any kind or character whatsoever;

(d) To act as agent, representative, or receiver of any person, firm, corporation, or governmental entity or instrumentality in respect to any lawful undertaking or transaction;

(e) To purchase, take, receive, lease or otherwise acquire, own, hold, improve, use and otherwise deal in or with, real or personal property, or any interest therein, wherever situated, and to sell, convey, mortgage, pledge, lease, exchange, transfer and otherwise dispose of real or personal property, or any interest therein;

(f) To purchase, take, receive, subscribe for, or otherwise acquire, own, hold, vote, use, employ, sell, mortgage, lend, pledge, or otherwise dispose of, and otherwise use and deal in and with, shares or other interests in, or obligations of, corporations, associations, partnerships, individuals, or direct or indirect obligations of governmental entities or of any instrumentality thereof;

(g) To lend money, invest and reinvest its funds and take and hold real and personal property as security for the payment of funds so loaned or invested; and

(h) To transact any or all lawful business for which corporations may be incorporated under the Alabama Business Corporation Act.

FOURTH: The aggregate number of shares which the Corporation shall have authority to issue is Twenty Thousand (20,000) shares of common stock of the par value of One Cent ($0.01) per share, amounting in the aggregate to two hundred dollars

FIFTH: No shareholder of the Corporation shall be entitled as a matter of right to subscribe for, purchase, receive or acquire as a preemptive right any shares of stock, or other securities convertible into stock, of the Corporation which it may issue, or sell, whether out of the number of shares thereof now or hereafter authorized or out of shares now or hereafter held in its treasury, but all such additional shares of stock or other securities may be issued or disposed of by the board of directors to such persons and upon such terms as in its absolute discretion it may deem advisable.

SIXTH: A director of the Corporation shall have no liability to the Corporation or its shareholders for money damages for any action taken, or any failure to take any action, as a director except liability for (A) the amount of financial benefit received by the director to which he or she is not entitled; (B) an intentional infliction of harm on the Corporation or shareholders; (C) a violation of Section 10-2B-8.33 of the Alabama Business Corporation Act; (D) an intentional violation of criminal law; or (E) a breach of the director’s duty of loyalty to the Corporation or its shareholders. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article Sixth shall continue as to a person who has ceased to be director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such director, officer, employee or agent. Neither the repeal nor modification of this Article Sixth nor the adoption of any provisions of the Articles of Incorporation or Bylaws of the Corporation inconsistent with this Article Sixth shall adversely affect the rights of any director, officer, employee or agent with respect to any action, suit, proceeding or claim that, but for this Article Sixth, would accrue or arise prior to such repeal, modification or adoption of an inconsistent provision.

SEVENTH: The Board of Directors of the Corporation is expressly authorized to alter, amend or repeal the By-laws; but the By-laws so altered, amended or repealed by the Board of Directors may be altered, amended or repealed by the shareholders at any annual meeting or at any special meeting for which notice of such alteration, amendment or repeal by the shareholders is given.

DATED: January 29, 2002

SPARDEE’S REALTY, INC.

By:
Sharon Calahan,
Assistant Secretary

CERTIFIED COPY
I hereby certify this document was filed in
Montgomery County, Alabama on 1/31/02 in
Book CORP - 233
Page 322

Judge of Probate

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